Exhibit 99.1

CONTACTS:

Lantheus Medical Imaging	Pure Communications
Linda Lennox	Michele Rozen
Office: 978-671-8854	617-730-8284
Cell: 908-627-3424

Meara Murphy

Office: 978-671-8508

Cell: 617-794-1045

FOR IMMEDIATE RELEASE

Lantheus Medical Imaging Announces Chief Financial Officer Transition

No. BILLERICA, Mass. (July 11, 2013) — Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, today announced that Jeffrey E. Young, Chief Financial Officer, is leaving the Company to take a new position.  John Golubieski will serve as the Company’s interim Chief Financial Officer.  Mr. Young will remain with the Company through August 9, 2013 as Chief Financial Officer and will work with Mr. Golubieski to assure a smooth transition.

“In his five years with the Company, including in connection with multiple financings and the transition to becoming a public reporting company, Jeff Young’s leadership has been commendable,” said Jeff Bailey, President and Chief Executive Officer of Lantheus.  “On behalf of the Board and everyone at Lantheus, I would like to thank Jeff for all of his contributions and wish him every success in his new endeavor.”

Mr. Golubieski, age 48, brings extensive financial and business leadership experience to Lantheus. He most recently served from July 2011 to October 2012 as Chief Financial Officer of Fougera Pharmaceuticals, Inc.  Prior to joining Fougera, from October 2005 to June 2011, Mr. Golubieski served as Senior Vice President — Financial Planning and Analysis of King Pharmaceuticals, Inc.  From August 1989 until October 2005, Mr. Golubieski served in a number of capacities of increasing responsibility at Bristol-Myers Squibb Company in business and financial planning and analysis, and business and product development.  From July 1987 until August 1989, Mr. Golubieski served as a staff accountant at Price Waterhouse.  Mr. Golubieski holds a Bachelor of Science degree in Commerce and a master’s degree in Business Administration, both from Rider University.

“I know John very well from our prior experiences at Fougera and King Pharmaceuticals,” said Mr. Bailey.  “His strong and diverse background makes him the ideal candidate to step into this important role at a time when we have established positive momentum year-to-date.  I am excited about the prospects for our commercial products and our clinical development candidates, and John’s experience will be very helpful to us in these areas.  Because the appropriate use of diagnostic medical imaging can improve patient outcomes and save the system money, I believe we are strongly positioned for future growth.”

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in the field of diagnostic imaging provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY Vial for (Perflutren Lipid Microsphere) Injectable Suspension, an ultrasound contrast agent for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border, TechneLite (Technetium Tc99m Generator), Cardiolite (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 550 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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